EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of July 1, 2014 by and between Citizens Financial Group, Inc. (the “Company”) and Stephen Gannon (“Executive”) (certain capitalized terms used herein being defined in Section 17).
WHEREAS the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment; and
WHEREAS Executive desires to accept such employment and enter into this Agreement;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1. Employment At-Will.
(a)Executive’s employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of his employment relationship with the Company. Both Executive and the Company retain the right to terminate employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate his employment without advance notice. Executive may terminate his employment for any reason (a “Resignation”) effective ninety (90) days following his delivery of written Notice of Termination to the Board (the “Notice Period”).
(b)Upon receipt of a Resignation from Executive, the Company may, in its sole discretion, waive the Notice period, in which case Executive will be permitted to terminate immediately. Under such circumstances the Company will not be obliged to pay in lieu of notice. Alternatively, the Company may direct Executive not to report to work unless otherwise requested by the Company (the “Garden Leave”). During any period of Garden Leave, as within any Notice Period:
(i)Executive will remain an employee of the Company and will continue to be paid his then Base Salary and continue to be eligible for Employee Benefits excluding any Discretionary Deferred Award and/or other incentive compensation;
(ii)Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Company's Board or Chief Executive Officer, including duties to assist the Company with his transition from the Company and maintaining the Company’s business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive’s duties and powers and to relocate his office to his personal residence for all or part of his Garden Leave;
(iii)Executive will remain bound by all fiduciary duties and obligations owed to the Company and required to comply with all Company policies and practices and the provisions of this Agreement.
(iv)Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or of any subsidiary or Affiliate of the Company;
Section 2. Position.
(a)Position. During Executive’s employment, he shall serve as General Counsel for Citizens Financial Group or in such other capacity of like status as the Company requires. In this position, Executive shall report directly to Bruce Van Saun Chairman and CEO of Citizens Financial Group or to such other person as the Company or the Board may specify from time to time. Notwithstanding anything else contained within this Agreement, the Company shall be entitled from time to time to appoint one or more persons to act jointly with Executive, in its sole discretion. Additionally, Executive's role has been identified as a Material Risk Taker (“MRT”) under the European Banking Authority ("EBA") rules and, therefore, will be subject to the EBA rules so long as they shall apply.
(b)Best Efforts. During Executive’s employment, Executive shall: (i) devote his full professional time, attention, skill and energy to the performance of his duties for the Company and its affiliates, including The Royal Bank of Scotland, plc located in North America and The Royal Bank of Scotland Group Plc (collectively the “Group”); (ii) use his best efforts to dutifully, faithfully and efficiently perform his duties hereunder, comply with the Group’s policies, procedures, bylaws, rules, code of conduct and practices, as the same may be amended from time to time, and obey all reasonable and lawful directions given by or under the authority of the Board; (iii) refrain from engaging in any other business, profession or occupation for compensation or otherwise which would conflict, directly or indirectly, with the rendition of services to the Company, without the prior written consent of the Board; except that Executive may engage in charitable and community activities and manage his personal investments provided that such activities do not materially interfere with the performance of his duties hereunder or conflict with the conditions of his employment; and (iv) refrain from engaging in any conduct prejudicial to the interests and reputation of the Group but instead endeavor to promote and extend the business of the Group and protect and further its interests and reputation.
(c)Directorships. Executive may be required, in the sole discretion of the Company, to perform services for any Group Company and may be required to undertake the role and duties of an officer or non-executive director of other companies in the Group. No additional remuneration will be paid in respect of these appointments.
(d)Location. During the period of Executive’s employment, Executive shall be based in Boston, Massachusetts but may be relocated within a fifty (50) mile radius of the same location at the Company’s sole discretion. Additionally, Executive may be required to travel elsewhere in the world in the performance of his duties.
Section 3. Compensation.
(a)Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the initial annual rate of $600,000.00 in substantially equal installments as it is earned not less frequently than monthly in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s Base Salary as may be determined from time to time in the sole discretion of the Remuneration Committee.
(b)Role Based Allowance. As your role has been identified as a MRT role under the EBA rules, you will also receive a Role Based Allowance of $550,000 (the “Allowance”), less any applicable tax and other statutory deductions. For 2014, the Allowance will be prorated based on your start date and paid in equal instalments in accordance with the Company’s regular payroll cycle. Thereafter, any Allowance amount above $500,000 payable in a single calendar year will be paid as follows: a) the first $500,000 payable in equal instalments in accordance with the Company’s regular payroll cycle and b) the remainder payable in four equal quarterly instalments of CFG stock. You will not be eligible for the Allowance if your employment terminates before the Allowance payment date for that period. The use of Allowances will be reviewed annually and may be changed or removed at the sole discretion of the Company, or as required by regulation. In the event the Allowance is removed, an appropriate adjustment to Executive’s variable compensation shall be made to increase the discretionary variable incentive award opportunity from $1,100,000.00 referenced in Section 3(c) below to a discretionary variable incentive award opportunity of $1,650,000.00.
(c)Variable Incentive Compensation. Executive will be eligible to take part in the discretionary incentive award program for the business unit (the “Discretionary Award Program”). The Discretionary Award Program rewards performance during the financial year from January 1 to December 31, and is based on achievement against a mix of targets, which may include personal, team, business, Company targets and external economic considerations. The Company may in its absolute discretion provide Executive an award of such amount, at such intervals and subject to such conditions as the Company may in its sole discretion determine appropriate from time to time. Any such award may be paid in cash, shares or any other form, may be deferred in full or in part as provided in accordance with the Company’s compensation plans as that plan may be in effect and amended from time to time (the “Deferral Plan”), and may be forfeited or reduced in such circumstances and on such terms as the Company, acting in good faith and in its sole discretion, determines appropriate. The exercise of discretion in one financial year shall not bind the Company or act as a precedent for its exercise of discretion in any other financial year. If, on or before the date when an award might otherwise have been payable, Executive’s employment has terminated or either party has given notice under this Agreement to terminate Executive’s employment, Executive will not be entitled to receive any such award (whether in cash, shares or any other form). The Company reserves the right to change the rules of any award schemes, or to cancel such schemes, at any time without prior notice. In the event of any conflict, the rules of any relevant award scheme and the Deferral Plan (both as they may be amended from time to time) shall take precedence over the terms of this Agreement. Currently the discretionary variable incentive award opportunity for Executive’s position is $1,100,000.00.
(d)Conditional Bonus. Subject to the below, for the performance year 2014 only, you will receive as part of your Variable Incentive Compensation a conditional performance bonus of $450,000.00, less any applicable tax and other statutory deductions (the “Conditional Bonus”), subject to you receiving a performance rating of 3 based on achieving the Objectives outlined below. In the event that you fail to achieve these Objectives, the Conditional Bonus will be reviewed for appropriate payout, if any.

•	Review changes or developments in law, regulation or market practice to consider their impact on products, processes, transactions and our customers

•
Lead the legal work to contribute to a successful IPO of Citizens Financial Group and separation from RBS by actively participating in IPO related Core Working Group meetings, representing the Company in meetings with RBS, investment bankers and underwriters, and providing input into IPO related documentation and agreements

•	Lead the legal function and provide advice and counsel to proactively manage and mitigate legal risk

•	Manage legal spend within appropriate budget to achieve best value for the bank

•	Complete an assessment of the organizational structure and staff by December 31, 2014

•	Provide legal advice and support efforts to remediate regulatory issues by actively participating in the Company's Executive Risk Forum and Regulatory Executive Steering Committee meetings

•
Take personal responsibility for adherence to policies and procedures designed to meet the spirit and letter of our regulatory obligations, for ensuring fair outcomes to our customers and supporting prompt identification, reporting and remediation of issues

The Company reserves the right to change (amend or replace) these Objectives at any time with prior consultation with you. In the event of any change, the objectives subsequently notified to you (the "New Objectives") will take precedence over these Objectives. All other terms and conditions, as set out in this letter, will remain unaffected unless advised to the contrary.

The Conditional Bonus will be paid in the form of a Deferred Award made under the RBS Deferral Plan applicable from time to time, or such other plan that may be in operation at that time (the “Deferral Plan”). The RBS Group reserves the right to change the rules of the Deferral Plan, or to cancel or replace it, at any time (including, for the avoidance of doubt, during any financial year) in its sole and absolute discretion and, for the avoidance of any doubt, such change may have a retrospective effect.

You will not be eligible to be paid the Conditional Bonus if your employment terminates or either party has given notice to terminate your employment on or before the Award Date of the relevant Deferred Award unless such termination falls within one of the following exceptional circumstances:

•	ill-health, injury or disability, as established to the satisfaction of the RBS Group;

•	death;

•	retirement with the approval of the RBS Group;

•	your employing company ceasing to be a member of the RBS Group, except via divestiture through Initial Public Offering ("IPO");

•	the business in which you work being transferred to a person or entity which is not a member of the RBS Group;

•	redundancy with the approval of the RBS Group.

If the termination of your employment does fall within one of the above circumstances, you will remain eligible to receive the Conditional Bonus in the form of a Deferred Award.

For your information, the Deferral Plan contains certain provisions in respect of when a Deferred Award, or a proportion of it, may be forfeited as a result of termination of employment. In particular, if before the date on which the Deferred Award or a part of it becomes payable or vests, your employment has terminated or the Company has given notice to terminate your employment for Cause (as defined in the Deferral Plan rules), or you have resigned in circumstances which would entitle the Company to summarily terminate your employment, you will not be entitled to receive your Deferred Award or any remaining part of it. If your employment has terminated (or either party has given notice to terminate your employment) for other reasons, in most cases, your Deferred Award will continue to become payable and vest (subject always to the below), unless you have engaged in Competitive or Detrimental Activity, in accordance with the rules of the Deferral Plan (as amended or replaced from time to time).

The rules of the Deferral Plan also contain provisions under which unvested elements of Deferred Awards can be delayed, reduced or forfeited and these will apply to any Deferred Award made to you. In the event of any conflict, the rules of the Deferral Plan shall take precedence over the terms of this letter whether implemented before or after your employment commences.

(e) Executive Long-Term Incentive Plans. Executive shall, at the absolute discretion of the Remuneration Committee, be eligible to participate to the same extent as other similarly-situated Company executives in Long-Term Incentive Plan as that plan may be in effect from time to time, subject to the rules of that plan as they may be amended from time to time in the Company’s sole discretion. For performance year 2014 only as part of your Variable Incentive Compensation you will eligible for a long-term incentive award of at least $650,000.00.

Section 4. Stock Buyout In Cash
To recognize that you will forfeit value in your previous employer's stock schemes as a result of joining the Company, you will receive a Cash Buyout payment using the RBS Group method of valuation.

Payment will be subject to you providing proof (in a form acceptable to the Company) of such entitlements and that they will be forfeited as a result of you leaving your current employer.

Please ensure you provide the following documents within 30 days of the commencement of your employment with the Company:

•	proof (in a form acceptable to the Company) of award of such entitlements, for example original award statements; and

•
confirmation from your current employer (in a form acceptable to the Company) that the awards have been forfeited together with details of the awards that have been forfeited as a result of you leaving your current employer.

The Cash Buyout, with a value estimated at $1,732,000.00 will be paid in cash (less any applicable tax and other statutory deductions). The amount will be valued using the RBS Group method of valuation for the 5-days prior to your Start Date.

The Award will be made no later than December 31, 2014 following commencement of your employment and receipt of all required documentation. Following receipt, a letter will be sent to you confirming the final valuation.

Repayment of Cash Buyout Payment

If within 12 months of your start date with the Company either your employment terminates or notice to terminate your employment is given by either party, you will be responsible for repaying to the Company, within 14 calendar days of the date of termination of your employment, the net amount (following any applicable tax and other statutory deductions) of any installments of the Cash Buyout payment that you have received unless such termination falls within one of the following exceptional circumstances:

•	ill-health, injury or disability, as established to the satisfaction of the RBS Group;

•	death;

•	retirement with the approval of the RBS Group;

•	your employing company ceasing to be a member of the RBS Group, except via divestiture through IPO;

•	the business in which you work being transferred to a person or entity which is not a member of the RBS Group; or

•	redundancy/without cause termination with the approval of the RBS Group.

Forfeiture of Unpaid Cash Buyout Installments

If before the final installment is paid your employment terminates or either party has given notice to terminate your employment, you will not be entitled to receive any of the outstanding installments.

Clawback of Unpaid Cash Buyout Installments

The RBS Group Remuneration Committee (“the Committee”) may review unpaid installments of the Cash Buyout in the light of the performance of the Company, any member of the Company’s group and any business area or team, and your conduct, capability or performance. The review may take place at any time determined by the Committee.
Without prejudice to the generality of the foregoing, in carrying out a review, the Committee will consider in respect of the financial year in relation to which the Cash Buyout was made:

•	whether the results announced for that financial year have subsequently appeared materially inaccurate or misleading;

•
whether a business unit or profit centre in which you worked has subsequently made a loss out of business written in that year or from circumstances that could reasonably have been risk-managed in that year; and/or

•	any other matter which appears relevant, and

•	Your conduct, capability or performance, and the performance of any team, business area or profit centre, if the Committee deems that the circumstances warrant a review.

Following a review under the paragraphs above, the Committee may, in its sole discretion, make any determination in respect of any installment that has not been paid, including for example to:

•	reduce the value of an installment; or

•	determine that an installment of a Cash Buyout will not be paid.

Disciplinary Investigations

The RBS Group also reserves the right to withhold payment of the Cash Buyout payment pending the outcome of any disciplinary procedures relating to any matter or matters which the RBS Group could treat as grounds for termination of employment, or any other internal or external investigation (which for the avoidance of doubt may extend beyond the date your employment terminates). If you are subsequently dismissed (or given notice of dismissal) or if you subsequently resign (or give notice of resignation) for any reason other than one of the exceptional circumstances set out above, you will not be entitled to receive any of the outstanding installments (including, for the avoidance of doubt, the installment that has been withheld pending the outcome of the disciplinary procedure or investigation) and may have to repay the full amount of any payment(s) already received by you as set out in the preceding paragraphs.

Where applicable, all amounts of compensation paid to you will be paid subject to applicable tax and other required withholdings.

Section 5. Relocation
The Company will reimburse Executive for reasonable relocation expenses associated with Executive’s move from Richmond, VA to Boston, MA, in accordance with the terms of the relocation package that has been forwarded separately. All relocation expenses must be appropriately documented. Any relocation reimbursements will be treated as income to Executive, and are subject to appropriate tax gross-ups. As a condition of this offer, Executive is also required to execute the Relocation Repayment Agreement. Executive will be bound by all terms of the relocation policy including repayment obligations.

Section 6. Other Employee Benefits, Vacation and Perquisites.
(a)Employee Benefits. Executive may participate in and receive benefits under any and all executive welfare and health benefit plans (including but not limited to group healthcare (medical, vision and dental), life insurance, and short-term and long-term disability plans) and other executive benefit plans (including but not limited to qualified pension plans, retirement, savings and 401(k) if any, that are offered to other similarly-situated executives of the Company based in the United States, to the extent he is eligible thereunder and in accordance with all other terms and conditions of such plans, policies, programs and practices (collectively, the “Employee Benefits”). Generally, Employee Benefits shall start on the first date of the month following 30 days of the Executive’s commencement of performance, unless otherwise provided in accordance with the terms of the applicable plan document, program, policy or practice. Copies of all pertinent plan, program or policy documents will be provided to Executive on request, to the extent the same are within the Company’s control. The Company will not have any liability to pay any benefit to Executive under any insurance plan or program unless it receives payment of the benefit from the insurer. All benefits and the plans, programs, policies, or practices relating to them may be changed at any time by the Company within its sole discretion.
(b)Paid Time Off. Executive shall be entitled to accrue 27 days of paid time off (“PTO”) annually, which may be scheduled as time off away from work in accordance with the Company’s current PTO policy as applicable in the United States. For 2014, Executive’s PTO will be pro-rated based on the 1st of the month following his date of hire, provided that his date of hire occurs on or before September 30th; if his date of hire is subsequent to September 30th, Executive will not be eligible to earn PTO until the beginning of the next calendar year.

(c)Perquisites. Executive shall be provided such additional perquisites and fringe benefits as are generally made available to other similarly-situated executives of the Company who are based in the United States.
(d)Reimbursement of Business Expenses. Reasonable, customary and necessary travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies, subject to such reasonable substantiation and documentation as may be required by the Company from time to time.
(e)Sickness. Executive will be eligible for all payments in respect of short and long-term disability generally made available from time to time to other similarly-situated executives in the United States. Unless required under applicable federal or state law, Executive does not have any contractual or other right to payment in respect of any period of absence due to sickness or incapacity and any such payments will be made at the Company’s sole discretion. Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.
(f)Severance. In the event Executive is made redundant or otherwise has his employment terminated without cause and for reasons unrelated to poor performance, unless such circumstances relate to a Change in Control as described in Section 7 below, Executive shall be entitled to receive a minimum severance payment amounting to 26 weeks of Executive's base salary at the time of Executive's exit contingent upon Executive executing, and not revoking, the Company's standard release agreement then in use.
Section 7. Change in Control.
In the event that Executive is made redundant solely as a result of the sale of the Company, via means other than an IPO, prior to such time as RBS's ownership interest in the Company drops below 50%, Executive shall receive a payment equivalent to 150% of Executives fixed pay. For the purposes of this Section 7, "fixed pay" shall mean the sum total of the amounts described in Sections 3(a) and 3(b) above. Such payment is contingent upon Executive executing, and not revoking, the Company's standard release agreement then in use. Any payment pursuant to this Section 7 shall be in lieu of, not in addition to, any separation payment Executive may otherwise have been eligible for pursuant to Section 6(f) above or any Company policy or practice with respect to separation from employment which may be in effect from time to time. At such time as RBS's ownership interest in the Company drops below 50%, this Section 7 becomes null and void by its own terms with immediate effect.
Section 8. Staff Dealing.
Executive is subject to the Company’s Staff Dealing Rules (and divisional rules where applicable) which may require prior permission be obtained before he is permitted to deal in most types of securities transactions. Requests must be submitted in writing on the appropriate Company form. The Company also operates a closed period during which Executive will not be permitted to deal in Company or RBS Group shares. Failure to abide by these rules will constitute serious misconduct and may lead to criminal proceedings and/or the immediate termination of Executive’s employment.
Section 9. Non-Solicitation.
(a)Non-Solicitation of Employees. Executive agrees that, at any time during his employment and the Restricted Period, Executive shall not, directly or indirectly, whether for his own account or for any other person or entity hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who was employed by the Company or any of its parents, subsidiaries or affiliates, including any member of the RBS Group at any time within one year prior to the time of the act of solicitation (and who, in the case of the Restricted Period following the Executive’s termination of employment, was also employed by the Company or any of its subsidiaries or Affiliates on the date the Restricted Period begins) (“Covered Employee”). Executive further agrees not to otherwise interfere with the relationship between any Covered Employee and the Company. Anything to the contrary notwithstanding, the Company agrees that Executive shall not be deemed in violation of this subsection 9(a) if an entity with which Executive is associated hires or engages any employee of the Company or any of its subsidiaries, if Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.
(b)Non-Solicitation of Customers and Prospective Clients. Executive agrees that during his employment and the Restricted Period, Executive shall not, directly or indirectly, whether for his own account or for any other person or entity, through any corporation, partnership or other business entity of any kind, solicit, assist in soliciting for business or entice away or in any manner attempt to persuade any client or customer or prospective client or customer to discontinue or diminish his, her or its relationship or prospective relationship with the Company, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than the Company; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.
(c)Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s business and its Confidential Information and that his employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate him or her for agreeing to all restrictions contained in this Agreement. Executive also acknowledges, represents and warrants that his knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions. Further, Executive agrees that he shall not, following the termination of his employment with the Company, represent or hold himself out as being in any way connected with the business of the Company.
(d)Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
Section 10. Confidentiality; Ownership of Materials; Duty to Return Company Property.
(a)Confidential Information. Executive may not at any time (whether during his employment or after its termination) disclose to any unauthorized person, firm or corporation or use or attempt to use for his own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any member of the RBS Group, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of his employment (the “Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any Company and/or RBS Group information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled as “confidential”. It also includes, without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.
(b)No Copies. Executive is not permitted to make any copy, abstract, summary or précis of the whole or any part of any document belonging to a member of the Group unless he has been authorized to do so by the Company, and shall not at any time use or permit to be used any such items otherwise than for the benefit of the Company in the performance of his services hereunder.
(c)Exclusions. The provisions of this Section 10 shall not apply to:
(i)information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;
(ii)the discharge by Executive of his duties hereunder or where his use or disclosure of the information has otherwise been properly authorized by the Company;
(iii)any information which Executive discloses in accordance with applicable public interest disclosure legislation;
(iv)any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information; or

(d)Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of the Company or any member of the RBS Group including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company or RBS Group and all other matters relating to such customers, clients or suppliers and connections.
(e)Duty to Return Confidential Information and Other Company Property.
(i)All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of his employment (whether during or after) are and shall remain the sole property of the Company or the appropriate member of the RBS Group and, following his termination of employment or at any other time upon the Company’s request, to the extent within his possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.
(ii)Executive agrees that upon termination of his employment with the Company for any reason, or at any other time upon the Company’s request, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, all copies thereof or therefrom, in any way relating to the business of the Company or RBS Group, all other property of the Company (including, but not limited to, company car, credit cards, equipment, correspondence, data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) or of any member of the RBS Group in his possession or under his control and Executive further agrees that Executive will not retain or use for his own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
(f)Reasonableness. Executive agrees that the undertakings set forth in this Section 10 and in Section 9 are reasonable and necessary to protect the legitimate business interests of the Company and RBS Group both during, and after the termination of, his employment, and that the benefits Executive receives under this Agreement are sufficient compensation for these restrictions.
Section 11. Intellectual Property and Developments.
(a)Executive agrees that all Developments are the sole and exclusive property of the Company and hereby assigns all rights to such Developments to the Company in all countries. Executive agrees, at the Company’s expense at any time during his employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all Developments; however, the Company will have no obligation to compensate Executive for his time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Agreement is intended to require assignment of any of his rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on his own time, and which invention Executive can prove: (a) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (b) does not result from any work performed by Executive for the Company. To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government. Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 11.
(b)Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.
Section 12. Certain Agreements.
(a)Data Protection. Executive shall familiarize himself with and abide by the Company’s Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of his employment.

(b)Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about him as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.
(c)Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during his employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to his personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise his right of access to such records.
(d)Indebtedness. For the reasons referred to above, the Company expects Executive to manage his personal finances responsibly. The Company requires that Executive draw to the attention of his manager any serious debt or significant financial difficulties that he may have, including those which result in court action being taken against Executive.
Section 13. Remedies.
The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of his failure to observe any of his obligations of Sections 9, 10 or 11 of this Agreement. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Agreement shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should he violate the provisions of Section 9 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 9 of this Agreement, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 9, 10 or 11 of this Agreement, the Company shall be entitled to recover from Executive all of its reasonable attorneys’ fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts.
Section 14. No Conflicts.
(a)Executive represents and warrants to the Company that on the Commencement Date, to the best of Executive’s knowledge, Executive’s acceptance of employment with, and performance of Executive’s duties for, the Company will not conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or understanding to which Executive is, or was, a party or of which Executive is aware and that there are no restrictions, covenants, agreements or limitations on Executive’s right or ability to enter into and perform the terms of this Agreement.
Section 15. Dispute Resolution; Mediation and Arbitration.
Except as provided in the last sentence of this Section 15 to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their Subsidiaries, Affiliates or related entities arising out of, relating to or in connection with this Agreement or his employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). Disputes encompassed by this Section include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Commercial Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city nearest to Executive's office location during the course of Executive's employment with the Company or an alternative location mutually agreeable to Executive and the Company. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Commercial Rules. The Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 13 hereof.
In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Commercial Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
Section 16. Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.
(b)Entire Agreement and Amendments; Survivorship; Strict Construction.
(i)This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto, which attaches a copy of this Agreement.
(ii)The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be freely assignable by the Company without restriction.
(f)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
(g)Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after mailing registered mail, return receipt requested, postage prepaid or by recognized courier, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, and with a copy to the Secretary of the Royal Bank of Scotland Group plc, 36 St Andrew Square, Edinburgh, EH2 2YB or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h)Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during, or in any event upon termination of his employment, deduct from his remuneration, any monies due by his to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and/or salary paid in respect of excess Vacation that was taken but not earned, unless otherwise prohibited by law.
(i)Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.
Section 17. Defined Terms.
“Affiliate” has the meaning accorded such term under Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on the Commencement Date;
“Agreement” has the meaning set forth in the Recitals;
“Board" means the board of directors of the Company from time to time, or any duly authorized committee of the board of directors of the Company from time to time;
“Base Salary” has the meaning set forth in Section 3;
“Commencement Date” has the meaning set forth in Section 1;
“Group” means the Company, and each of the Company’s Parent's Subsidiaries or Affiliates;
“Confidential Information” has the meaning set forth in Section 10;
“Covered Employee” has the meaning set forth in Section 9;
“Deferral Plan” means The Royal Bank of Scotland Group plc Deferral Plan or any successor plans or other operative plan applicable to the Company from time to time;
“Developments” means all inventions, whether or not patentable, Confidential Information, computer programs, copyright works, mask works, trademarks and other intellectual property made, conceived or authored by Executive, alone or jointly with others, while employed by the Company, whether or not during normal business hours or on the Company’s premises, that are within the existing or contemplated scope of the Company’s business at the time such Developments are made, conceived, or authored or which result from or are suggested by any work Executive or others may do for or on behalf of the Company;
“Employee Benefits” has the meaning set forth in Section 6;
“Person” means any individual, corporation, partnership, trust or any other entity or organization;
“RBSG” or "RBS Group" means the Royal Bank of Scotland Group Plc;
“Remuneration Committee" means the remuneration committee of the Board or any committee empowered by the Board in substitution for the Remuneration Committee;
“Restricted Period” means the twelve (12) month period following the date that Executive ceases employment with the Company; and
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Executive
/s/ Stephen Gannon
Stephen Gannon

By:	/s/ Bruce Van Saun
Bruce Van Saun
Chairman and CEO Citizens Financial Group